Exhibit 99.1

Reynolds Consumer Products Reports First Quarter Financial Results

Continued Pricing to Offset Cost Increases

Market Share Remains Strong

Prioritizing Reyvolution Cost Savings Initiatives

LAKE FOREST, IL, May 10, 2022 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”) (Nasdaq: REYN) today reported results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights

•	Net Revenues of $845 million, up 12% over Q1 prior year net revenues
•	Net Income of $52 million; Adjusted Net Income of $55 million
•	Adjusted EBITDA of $112 million
•	Earnings Per Share of $0.25; Adjusted Earnings Per Share of $0.26

Net revenues increased 12% on top of record first quarter net revenues in 2021, primarily driven by price increases.  Net income was $52 million, down 30% versus last year’s first quarter net income, and Adjusted EBITDA was $112 million, down 20% versus last year’s first quarter Adjusted EBITDA, driven by higher material, manufacturing, logistics and advertising costs as well as lower volume, which were significantly offset by price increases.

“We continue growing share in most of our categories and began 2022 with another solid quarter demonstrating our commitment to price leadership,” said Lance Mitchell, President and Chief Executive Officer.  “We are innovating and investing in our categories while also recovering profitability in a dynamic environment.  I remain exceptionally proud of the RCP team and see tremendous potential for our business.”

Reynolds Cooking & Baking

•	Net revenues decreased $4 million, or -1%
•	Adjusted EBITDA decreased $25 million, or -47%

Net revenues decreased 1% as price increases were more than offset by lower volume.  Adjusted EBITDA decreased 47% driven by lower volume and material cost increases in excess of price increases.

Volume decreased 14% driven by timing of retailer inventory replenishment as well as lower consumption and reroll sales.

The Company continues to see significant benefits from recent product introductions, including Reynolds Wrap Everyday Non-stick Foil, Reynolds Kitchens Unbleached Parchment and Reynolds Kitchens Butcher Paper.  International also continued to grow driven by product portfolio expansion.

Hefty Waste & Storage

•	Net revenues increased $34 million, or 18%
•	Adjusted EBITDA increased $1 million, or 2%

Net revenues increased 18% driven by price increases and higher volume.  Adjusted EBITDA increased 2% as higher volume and price increases offset higher material, manufacturing and advertising costs.

Volume increased 6% driven by strong demand and easing of staffing and logistics related challenges.

The Hefty portfolio performed well driven by a 13% increase in Hefty waste bag volume, continued momentum for Hefty Fabuloso® and expanding distribution for a wide range of waste and storage products.  Hefty EnergyBag® volume was also up double-digits driven by growth across geographies.  Commercialization of new recycling applications of Hefty EnergyBag® collected materials also continued in the quarter.

Hefty Tableware

•	Net revenues increased $40 million, or 24%
•	Adjusted EBITDA decreased $11 million, or -32%

Net revenues increased 24% driven by price increases and higher volume.  Adjusted EBITDA decreased 32% as pricing actions lagged increases in material, manufacturing and logistics costs, partially offset by increased volume.

Volume increased 10% driven by strength across our Hefty and store brand portfolio.

New products remained a significant driver of growth.  Hefty ECOSAVE™, the number one sustainable brand in disposable tableware according to IRI, continued to expand distribution, and Hefty 28oz food storage containers, Hefty 16oz party cups, Hefty cutlery, and new private label party cups also continued to perform strongly.

Presto Products

•	Net revenues increased $15 million, or 12%
•	Adjusted EBITDA increased $1 million, or 6%

Net revenues increased 12% driven by price increases and improved portfolio mix partially offset by lower volume.  Adjusted EBITDA increased 6% driven by higher pricing and improved portfolio mix, which was partially offset by higher material and manufacturing costs.

Volume decreased 3% reflecting winter storms, staffing and logistics related disruptions that have moderated since February.

Presto gained additional share of private label food bags in the quarter.

Balance Sheet and Cash Flow Highlights

•	At March 31, 2022, our cash and cash equivalents were $101 million, and our outstanding debt was $2,107 million, resulting in net debt of $2,006 million.
•	Capital expenditures were $28 million for the quarter ended March 31, 2022 compared to $23 million in the prior year period.

Fiscal Year and Second Quarter Outlook

While the Company is not changing its previously issued earnings guidance ranges for the fiscal year ending December 31, 2022, it is updating expected performance within previously stated ranges as follows:

•	Net revenues to be at the high end of the range of 9% to 12% growth on $3,556 million in the prior year
•	Net Income to be near the low end of the range of $319 million to $349 million; Adjusted Net Income to be near the low end of the range of $327 million to $357 million

•	Adjusted EBITDA to be near the low end of the range of $615 million to $655 million
•	Earnings Per Share to be near the low end of the range of $1.52 to $1.66 per share; Adjusted Earnings Per Share to be near the low end of the range of $1.56 to $1.70 per share

The Company also expects Net Debt to be approximately $1.9 to $2.0 billion at December 31, 2022

The Company assumes elasticity increases but remains below pre-pandemic levels and that it effectively manages staffing, third-party manufacturing and logistics related disruptions.

The Company estimates 2022 cost pressures of approximately $450 million (previously $400 million).  Commodity rates are assumed stable by comparison to end of April levels.

The Company also expects the following results for its second quarter ending June 30, 2022:

•	Net revenues to grow 6% to 8% on $873 million in the prior year driven by price increases
•	Net Income to be in the range of $47 million to $55 million; Adjusted Net Income to be in the range of $49 million to $57 million
•	Adjusted EBITDA to be in the range of $110 million to $120 million
•	Earnings Per Share to be in the range of $0.22 to $0.26 per share; Adjusted Earnings Per Share to be in the range of $0.23 to $0.27 per share

“We continue taking action to fully recover pre-pandemic profitability and have implemented another round of price increases to offset additional commodity cost increases,” said Michael Graham, Chief Financial Officer.  “Our commitment to profit recovery remains unchanged as evidenced by our pricing actions.  We also remain focused on automation and other Reyvolution initiatives to improve earnings and cash flow and expect to see a return to earnings growth in the second half of the year.”

Quarterly Dividend

The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on May 31, 2022, to shareholders of record as of May 17, 2022.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results at 7:00 a.m. Central Time (8:00 a.m. Eastern Time) on Tuesday, May 10, 2022.  Investors interested in participating in the live call can dial 877-423-9813 from the U.S. and 201-689-8573 internationally.  A telephone replay will be available approximately two hours after the call concludes through Tuesday, May 24, 2022, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13726944.

There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.reynoldsconsumerproducts.com. The webcast will be archived for 30 days.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste and storage products and tableware; that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our second quarter and fiscal year 2022 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “committed,” “plans,”

“anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and other strategies and anticipated trends in our business, including expected levels of increases in commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482-4081

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

(203) 682-8276

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Income

(amounts in millions, except for per share data)

	For the Three Months Ended
	March 31,
	2022	2021
Net revenues	$818	$732
Related party net revenues	27	25
Total net revenues	845	757
Cost of sales	(677)	(565)
Gross profit	168	192
Selling, general and administrative expenses	(83)	(78)
Other expense, net	(5)	(3)
Income from operations	80	111
Interest expense, net	(12)	(12)
Income before income taxes	68	99
Income tax expense	(16)	(25)
Net income	$52	$74
Earnings per share:
Basic	$0.25	$0.35
Diluted	$0.25	$0.35
Weighted average shares outstanding:
Basic	209.8	209.7
Diluted	209.8	209.8

Reynolds Consumer Products Inc.

Condensed Consolidated Balance Sheets

(amounts in millions, except for per share data)

	(Unaudited) As of March 31, 2022	As of December 31, 2021
Assets
Cash and cash equivalents	$101	$164
Accounts receivable (net of allowance for doubtful accounts of $1 and $1)	322	316
Other receivables	9	12
Related party receivables	11	10
Inventories	648	583
Other current assets	18	19
Total current assets	1,109	1,104
Property, plant and equipment (net of accumulated depreciation of $770 and $752)	676	677
Operating lease right-of-use assets, net	53	55
Goodwill	1,879	1,879
Intangible assets, net	1,054	1,061
Other assets	39	36
Total assets	$4,810	$4,812
Liabilities
Accounts payable	$258	$261
Related party payables	41	38
Current portion of long-term debt	25	25
Income taxes payable	18	1
Accrued and other current liabilities	140	159
Total current liabilities	482	484
Long-term debt	2,082	2,087
Long-term operating lease liabilities	44	46
Deferred income taxes	349	351
Long-term postretirement benefit obligation	49	50
Other liabilities	37	38
Total liabilities	$3,043	$3,056
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210 shares issued and outstanding	—	—
Additional paid-in capital	1,381	1,381
Accumulated other comprehensive income	17	10
Retained earnings	369	365
Total stockholders' equity	1,767	1,756
Total liabilities and stockholders' equity	$4,810	$4,812

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Cash Flows

(amounts in millions)

	Three Months Ended
	March 31,
	2022	2021
Cash provided by operating activities
Net income	$52	$74
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	28	26
Deferred income taxes	(4)	(6)
Stock compensation expense	2	2
Change in assets and liabilities:
Accounts receivable, net	(6)	9
Other receivables	3	4
Related party receivables	(1)	(2)
Inventories	(64)	(88)
Accounts payable	5	23
Related party payables	3	(4)
Income taxes payable / receivable	20	29
Accrued and other current liabilities	(18)	(50)
Other assets and liabilities	(1)	(8)
Net cash provided by operating activities	19	9
Cash used in investing activities
Acquisition of property, plant and equipment	(28)	(23)
Net cash used in investing activities	(28)	(23)
Cash used in financing activities
Repayment of long-term debt	(6)	(106)
Dividends paid	(48)	(48)
Net cash used in financing activities	(54)	(154)
Net decrease in cash and cash equivalents	(63)	(168)
Cash and cash equivalents at beginning of period	164	312
Cash and cash equivalents at end of period	$101	$144

Reynolds Consumer Products Inc.

Segment Results

(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended March 31, 2022	$268	$228	$210	$141	$(2)	$845
Three Months Ended March 31, 2021	272	194	170	126	(5)	757
Adjusted EBITDA
Three Months Ended March 31, 2022	28	45	23	19	(3)	112
Three Months Ended March 31, 2021	53	44	34	18	(9)	140

(1)

The unallocated net revenues include elimination of intersegment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended March 31, 2022 vs. the Three Months Ended March 31, 2021

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	13%	(14)%	(1)%
Hefty Waste & Storage	12%	6%	18%
Hefty Tableware	14%	10%	24%
Presto Products	15%	(3)%	12%
Total RCP	14%	(2)%	12%

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude IPO and separation-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share as Net Income and Earnings Per Share calculated in accordance with GAAP, plus the sum of IPO and separation-related costs.  We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental metrics to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity.  Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year and second quarter 2022, where adjusted, is provided on a non-GAAP basis. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Income under “Fiscal Year and Second Quarter Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.  In addition, the Company cannot reconcile its expected Net Debt to expected total debt without reasonable effort because certain items that impact total debt and other reconciling metrics are out of the Company’s control and/or cannot be reasonable predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

Please see reconciliations of Non-GAAP measures used in this release (with the exception of our second quarter and full year 2022 Adjusted EBITDA outlook and our 2022 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.

Reconciliation of Net Income to Adjusted EBITDA

(amounts in millions)

	Three Months Ended March 31,
	2022	2021
	(in millions)
Net income – GAAP	$52	$74
Income tax expense	16	25
Interest expense, net	12	12
Depreciation and amortization	28	26
IPO and separation-related costs (1)	4	3
Adjusted EBITDA (Non-GAAP)	$112	$140

(1)      Reflects costs related to the IPO process, as well as costs related to our separation to operate as a stand-alone public company. These costs are included in Other expense, net in our consolidated statements of income.

Reynolds Consumer Products Inc.

Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

(amounts in millions, except per share data)

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$52	210	$0.25	$74	210	$0.35
Adjustments:
IPO and separation-related costs (1)	3	210	0.01	2	210	0.01
Adjusted (Non-GAAP)	$55	210	$0.26	$76	210	$0.36

(1)	Amounts are after tax, calculated using a tax rate of 24.3% and 25.0% for the three months ended March 31, 2022 and 2021, respectively, which is our effective tax rate for the periods presented.

Reynolds Consumer Products Inc.

Reconciliation of Net Debt to Total Debt

(amounts in millions)

As of March 31, 2022

Current portion of Long-Term debt	$25
Long-Term debt	2,082
Total Debt	2,107
Cash and Cash Equivalents	(101)
Net Debt (Non-GAAP)	$2,006

Reynolds Consumer Products Inc.

Reconciliation of Q2 2022 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted Shares	Diluted Earnings Per Share
	Low	High	Outstanding	Low	High
Q2 2022 - Guidance	$47	$55	210	$0.22	$0.26
Adjustments:
IPO and separation-related costs (1)	$2	$2	210	$0.01	$0.01
Q2 2022 - Adjusted Guidance	$49	$57	210	$0.23	$0.27

Reynolds Consumer Products Inc.

Reconciliation of 2022 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted Shares	Diluted Earnings Per Share
	Low	High	Outstanding	Low	High
Fiscal Year 2022 - Guidance	$319	$349	210	$1.52	$1.66
Adjustments:
IPO and separation-related costs (1)	$8	$8	210	$0.04	$0.04
Fiscal Year 2022 - Adjusted Guidance	$327	$357	210	$1.56	$1.70

(1)	Amounts are after tax calculated using a tax rate of 25.0%, which is the Company’s expected tax rate for Q2 and FY 2022.